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                                                                    EXHIBIT 18.1

                                                      Arthur Andersen LLP
                                                      45 South Seventh Street
                                                      Minneapolis, MN 55402-2800
                                                      Tel 612 332 1111
     February 1, 2000

     Hutchinson Technology Incorporated

     Re: Form 10-Q Report for the quarter ended December 26, 1999

     Dear Ladies and Gentlemen:

     This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

     We have been informed that, as of September 27, 1999, the Company changed from the last-in, first-out (LIFO) method of accounting for inventories to the first-in, first-out (FIFO) method. According to the management of the Company, this change was made due to permanent and significant declines in inventory conversion costs due to technological advances that are significantly affecting inventory costs through productivity gains. Additionally, substantially all of the Company's peer group utilizes the FIFO method.

     A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

     We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

     We have not audited the application of this change to the financial statements of any period subsequent to September 26, 1999. Further, we have not audited and do not express any opinion with respect to your financial statements for the period ended December 26, 1999.

     Very truly yours,
     /s/ Arthur Andersen LLP